Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MEMC Electronic Materials, Inc.:

We consent to the use of our reports dated February 27, 2009 with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and the measurement date provisions as of December 31, 2008. As discussed in Note 2 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an interpretation of Statement of Financial Accounting Standard No. 109, effective January 1, 2007 and SFAS No. 157, Fair Value Measurements, as of January 1, 2008.

/s/ KPMG

St. Louis, Missouri
November 24, 2009